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                                    AMENDMENT
                             (EFFECTIVE MAY 1, 1998)
                                     TO THE
                       SUB-INVESTMENT MANAGEMENT AGREEMENT
                           (EFFECTIVE JANUARY 1, 1994)
                                     BETWEEN
                      LINCOLN INVESTMENT MANAGEMENT COMPANY
           (FORMERLY: LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY)
                                       AND
                            JANUS CAPITAL CORPORATION


    The Attachment to the Agreement relating to Compensation to be paid by the Investment Manager to the Sub-Investment Manager is hereby deleted in its entirety, and the following new Attachment is substituted for it:

         "Investment Manager shall pay to Sub-Investment Manager a monthly fee, calculated pursuant to Section 7 of the Agreement, as follows: 0.55% of the first $100,000,000 of average daily net assets of the Fund; 0.50% of the next $400,000,000; and 0.45% of any excess over $500,000,000."


                       LINCOLN INVESTMENT MANAGEMENT COMPANY

                       By:  /s/ H. Thomas McMeekin
                            ----------------------
                                H. Thomas McMeekin


                       JANUS CAPITAL CORPORATION

                       By:  /S/ David W. Agostine
                            ---------------------
                                David W. Agostine